Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Form 10-K of our report dated March 2, 2021, of Agritek Holdings, Inc. relating to the audit of the financial statements for the period ending December 31, 2019 and 2018 and the reference to our firm under the caption “Experts” in the Registration Statement.

M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

March 2, 2021